Exhibit 99.1

CFSB Bancorp, Inc. Announces 2022 Fourth Quarter and Year to Date Financial Results

Quincy, Massachusetts, September 14, 2022 – CFSB Bancorp, Inc. (NASDAQ: CFSB) (the “Company”), the holding company for Colonial Federal Savings Bank (the “Bank”), reported net income of $544,000 for the three months ended June 30, 2022, and net income of $442,000 for the twelve months ended June 30, 2022, compared to net income of $396,000 and $1,392,000 for the same periods in 2021.

President and Chief Executive Officer Michael E. McFarland said “In the year ended June 30, 2022 we completed our reorganization from a mutual savings bank into a two-tier mutual holding company form of organization. Colonial Federal saw improvements in both interest earning assets and net interest margin over the year. Our mortgage portfolio experienced increased purchase volume and less refinancing volume due to the rising rate environment. Our asset quality remains excellent and expenses were very well controlled during the year. We expect performance to improve due to rising interest rates for the remainder of the year.”

On January 12, 2022, the Company became the holding company for the Bank when it completed the reorganization of the Bank into a two-tier mutual holding company form of organization. In connection with the reorganization, the Company sold 2,804,306 shares of common stock at a price of $10.00 per share, for gross proceeds of $28.0 million. The Company also contributed 130,433 shares of common stock and $250,000 in cash to the Colonial Federal Savings Bank Charitable Foundation and issued 3,586,903 shares of common stock to 15 Beach, MHC, its federally-chartered mutual holding company.

COVID-19 Impact

The Bank’s initiative to work with borrowers that were unable to meet their contractual obligations because of the effects of COVID-19 have been successful. As of June 30, 2022, we had 10 loans with $32,000 of remaining deferred principal, all of which were performing in accordance with their contractual terms.

Income Statement Analysis

Net interest income increased $200,000, or 10.2%, to $2.2 million for the three months ended June 30, 2022 from $2.0 million for the three months ended June 30, 2021. Net interest income increased $798,000, or 10.8%, to $8.2 million for the twelve months ended June 30, 2022, from $7.4 million for the twelve months ended June 30, 2021. The increase was due to an increase in average net interest-earning assets of $13.4 million combined with an increase in our net interest rate spread to 2.37% for the year ended June 30, 2022 from 2.15% for the year ended June 30, 2021. Our net interest margin increased to 2.47% for the year ended June 30, 2022 compared to 2.32% for the year ended June 30, 2021. The increase in the net interest rate spread was primarily a result of the yield on interest-earning assets decreasing at a slower rate than the decline in the cost of interest-bearing liabilities.

We recorded a provision for loan losses of $0 and $15,000 for the three-month periods ended June 30, 2022 and June 30, 2021, respectively, and $26,000 and $60,000 for the twelve-month periods ended June 30, 2022 and June 30, 2021, respectively. The allowance for loan losses was $1.7 million, or 1.00%, of total loans, at June 30, 2022, compared to $1.7 million, or 0.98%, of total loans, at June 30, 2021. We did not have any non-performing loans at either June 30, 2022 or 2021. We had $1,000 and $0 in charge-offs for the years ended June 30, 2022 and 2021, respectively. We had no recoveries for the years ended June 30, 2022 or 2021.

Non-interest income increased $21,000, or 14.4%, to $167,000 for the three months ended June 30, 2022 from $146,000 for the three months ended June 30, 2021. For the twelve months ended June 30, 2022, non-interest income increased $52,000, or 8.1%, to $695,000 for the year ended June 30, 2022 from $643,000 for the year ended June 30, 2021. The increase was due to a $12,000 increase in customer service fees, a $24,000 increase in income on bank-owned life insurance, a $56,000 increase in gain on sale and call of securities offset by a decrease of $40,000 in other income.

Non-interest expense increased $210,000, or 13.5%, to $1.8 million for the three months ended June 30, 2022 from $1.6 million for the three months ended June 30, 2021. The increase was primarily due to a $42,000 increase in salaries and employee benefit expense due to normal employee annual merit salary benefit increases and the expense recognized in connection with the ESOP, a $27,000 increase in occupancy expense, a $13,000 increase in data processing expense and a $128,000 increase in other expenses due to increased consultant and audit expenses. For the twelve months ended June 30, 2022 non-interest expense increased $2.1 million, or 33.6%, to $8.5 million from $6.4 million for the year ended June 30, 2021. The increase was due primarily to the $1.6 million funding of the new charitable foundation, a $103,000 increase in salaries and employee benefit expense due to normal employee annual merit salary benefit increases, a $52,000 increase in occupancy expense, a $38,000 increase in advertising expense and a $378,000 in other expenses due primarily to increased consultant and audit expenses.

Balance Sheet Analysis

Total assets increased $27.3 million, or 8.1%, to $366.2 million at June 30, 2022 from $338.9 million at June 30, 2021. The increase resulted primarily from increases in securities held to maturity of $40.1 million, or 38.2%, and bank-owned life insurance of $894,000, or 9.7%, offset by decreases in cash and cash equivalents of $9.0 million, or 22.1%, available for sale securities of $2.1 million and net loans of $1.8 million, or 1.0%.

Securities available for sale decreased $2.1 million to $199,000 at June 30, 2022 from $2.3 million at June 30, 2021. The decrease was primarily due to the sale in July 2021 of a $2.0 million seven-year U.S. Treasury security that was purchased in March 2021. The security was sold for a pre-tax gain of $48,000.

Securities held to maturity increased $40.1 million, or 38.2%, to $145.2 million at June 30, 2022 from $105.1 million at June 30, 2021, as we invested excess cash into securities to increase our overall yield on interest-earning assets. A corporate bond, held to maturity, was called creating a pre-tax gain of $8,000 for the year ended June 30, 2022.

Net loans decreased $1.8 million, or 1.0% to $172.6, million at June 30, 2022 from $174.4 million at June 30, 2021. The decrease was due to decreases of $1.6 million, or 10.1%, in multi-family real estate loans, $484,000, or 19.7%, in second mortgages and $1.6 million, or 9.8%, in commercial real estate loans, offset by increases of $1.7 million, or 1.2%, in one- to-four family residential real estate loans and $89,000, or 4.2%, in other loans. The decreases in multi-family and commercial real estate loans reflected payoffs on properties sold by the borrower and repayments exceeding originations during the year ended June 30, 2022.

Cash and cash equivalents decreased $9.0 million, or 22.1%, to $31.7 million at June 30, 2022 from $40.7 million at June 30, 2021. The decrease was a result of an increase in securities held to maturity, as we invested excess cash into securities to increase our overall yield on interest-earning assets.

Total stockholders' equity increased $25.7 million, or 52.6%, to $74.3 million at June 30, 2022 from $48.6 million at June 30, 2021. The increase was due to $27.7 million in funds received from the stock offering and net income of $442,000 for the year ended June 30, 2022 offset by $2.6 million for the purchase of 255,648 shares of common stock by the ESOP.

About CFSB Bancorp, Inc.

CFSB Bancorp, Inc. is a federal corporation organized as the mid-tier holding company of Colonial Federal Savings Bank and is the majority-owned subsidiary of 15 Beach, MHC. Colonial Federal Savings Bank is a federally chartered stock savings bank that has served the banking needs of its customers on the south shore of Massachusetts since 1889. It operates from three full-service offices and one limited-service office in Quincy, Holbrook and Weymouth, Massachusetts.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, changes in the quality, size and composition of our loan and securities portfolios, changes in demand for our products and services, legislative, accounting, tax and regulatory changes and a failure in or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Further, given the ongoing and dynamic nature of the pandemic, we cannot predict the continuing impact of the COVID-19 outbreak on our business and on our prospects. The extent of such impact will depend on future developments, which are highly uncertain, including when the pandemic can be controlled and abated. As a result of the COVID-19 pandemic and the related adverse economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, prospects, and results of operations: demand for our products and services may decline, making it difficult to grow assets and income; if the economy worsens, loan delinquencies, problem assets and foreclosures may increase, resulting in increased expenses and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may have to be increased if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; it may be challenging to grow our business if the recovery from the economic impact caused by COVID-19 is slow or unpredictable; we rely on third-party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and FDIC deposit insurance premiums may increase if the FDIC experiences increased resolution costs.

Accordingly, you should not place undue reliance on forward-looking statements. CFSB Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

Contact

Michael E. McFarland

President and Chief Executive Officer

CFSB Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

(In thousands)

	June 30,
	2022	2021
Assets
Cash and due from banks	$1,609	$1,708
Short-term investments	30,058	38,970
Total cash and cash equivalents	31,667	40,678
Certificates of deposit	-	980
Securities available for sale, at fair value	199	2,294
Securities held to maturity, at amortized cost, fair value of $133,593 and $107,391 at June 30, 2022 and 2021, respectively	145,239	105,114
Federal Home Loan Bank stock, at cost	191	453
Loans, net of allowance for loan losses of $1,747 and $1,722 at June 30, 2022 and 2021, respectively	172,593	174,433
Premises and equipment, net	3,334	3,459
Accrued interest receivable	1,265	1,146
Bank-owned life insurance	10,144	9,250
Deferred tax asset	1,079	665
Other assets	472	382
Total assets	$366,183	$338,854
Liabilities and Stockholders' Equity
Deposits
Non-interest bearing	$31,168	$31,486
Interest-bearing	255,907	253,188
Total deposits	287,075	284,674
Short-term borrowings	-	918
Mortgagors' escrow accounts	1,555	1,572
Accrued expenses and other liabilities	3,303	3,045
Total liabilities	291,933	290,209
Commitments and Contingencies (Note 10)
Stockholders' Equity
Preferred Stock, $.01 par value, 10,000,000 and -0- shares authorized as of June 30, 2022 and 2021, respectively; none issued and outstanding
as of June 30, 2022 and 2021, respectively	-	-
Common Stock, $.01 par value, 90,000,000 and -0- shares authorized as of June 30, 2022 and 2021, respectively; 6,521,642 and -0- shares
issued and outstanding as of June 30, 2022 and 2021, respectively	65	-
Additional paid-in capital	27,720	-
Retained earnings	48,970	48,628
Accumulated other comprehensive income	-	17
Unearned compensation - ESOP, 250,536 and -0- shares unallocated
at June 30, 2022 and 2021, respectively	(2,505)	-
Total stockholders' equity	74,250	48,645
Total liabilities and stockholders' equity	$366,183	$338,854

CFSB Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	Year Ended June 30,
	2022	2021
Interest and dividend income:
Interest and fees on loans	$6,502	$7,099
Interest and dividends on securities:
Taxable	2,153	1,777
Tax exempt	466	557
Interest on short-term investments and certificates of deposit	103	49
Total interest and dividend income	9,224	9,482
Interest expense:
Deposits	1,012	2,017
Short-term borrowings	8	59
Total interest expense	1,020	2,076
Net interest income	8,204	7,406
Provision for loan losses	26	60
Net interest income, after provision for loan losses	8,178	7,346
Non-interest income:
Customer service fees	127	115
Income on bank-owned life insurance	259	235
Gain on sale and call of securities	56	-
Other income	253	293
Total non-interest income	695	643
Non-interest expense:
Salaries and employee benefits	4,097	3,994
Occupancy and equipment	883	831
Advertising	139	101
Data processing	350	348
Deposit insurance	90	85
Charitable Foundation	1,554	-
Other general and administrative	1,370	992
Total non-interest expense	8,483	6,351
Income before income taxes	390	1,638
Provision (benefit) for income taxes	(52)	246
Net income	$442	$1,392
Earnings per share:
Basic and diluted	$0.08	N/A
Weighted Average Shares:
Basic and diluted	5,886,929	N/A